Exhibit 5.1

Kirkpatrick & Lockhart Preston Gates Ellis LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

June 17, 2008

SPACEHAB, Incorporated

12130 Highway 3, Building 1

Webster, Texas  77598

Ladies and Gentlemen:

We have acted as your special Washington State counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date referenced above under the Securities Act of 1933 (the “1933 Act”), relating to the registration of shares of common stock, no par value per share, of SPACEHAB, Incorporated, a Washington corporation (the “Company”), covering 5,500,000 shares of Company common stock (the “Shares”) issuable under the Company’s 2008 Stock Incentive Plan (the “Plan”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated By-laws, a copy of the Plan, and minutes of appropriate meetings of the Board of Directors and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Washington.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm included in or made a part of the Registration Statement.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

Kirkpatrick & Lockhart Preston Gates Ellis LLP